Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 is entered into as of the 14th day of August, 2006 (the “Amendment”), by and between Richard E. Davis (the “Executive”) and NMT Medical, Inc., a Delaware corporation (the “Company”), to amend the Amended and Restated Employment Agreement, dated as of May 20, 2004, by and between the Executive and the Company (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties, acting in accordance with Section 23 of the Agreement, desire to amend the Agreement to provide for (i) the extension of the Employment Term until December 31, 2008; (ii) an evergreen provision which provides for the automatic renewal of the Employment Term for a period of one year in the event that the Company does not provide the Executive with notice of non-renewal of the Agreement not later than 180 days prior to the expiration of the then current employment term, (iii) a cash payment to the Executive in the event of a Change of Control of the Company and (iv) continued health care coverage for the Executive’s family in the event of a Change of Control of the Company or if the Company does not renew the Agreement upon expiration of the Employment Term;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Company agrees to employ the Executive, and the Executive agrees to serve, on the terms and conditions of this Agreement, for a period commencing as of February 14, 2001 (the “Effective Date”) and ending on December 31, 2008, or such shorter period as may be provided for herein, and such term shall be automatically extended by an additional one-year term in the event that the Company fails to provide written notice of non-renewal of the Agreement to the Executive in accordance with Section 24 not later than 180 days prior to the expiration of the then current employment term (an “Extension”). The employment term described above, including any Extension, is hereinafter referred to as the “Employment Term”.

2. Section 7 of the Agreement shall be deleted in its entirety and replaced with the following:

“(c) Continued Benefits. In the event (i) the Executive dies during the Employment Term or (ii) a Change of Control of the Company occurs, normal employee medical and dental insurance benefits shall be continued on an insured basis for (A) each of the Executive’s children who is under the age of 22 at the time of such event, (B) the Executive’s spouse and (C), in the case of clause (ii), the Executive for a period of 24 months following the month in which such event occurs. In addition, in the event the Company does not renew the Agreement in accordance with the terms hereof, normal employee medical and dental insurance benefits shall be continued on an insured basis for (A) each of the Executive’s children who is under the age of 22 at the time of such event and (B) the Executive’s spouse and (C) the Executive for a period of 12 months following the month in which the Agreement is no longer in effect. Except for the benefits provided in accordance with clause (i) of this Section 7(c), the Executive shall not be entitled to the benefits contained in this Section 7(c) to the extent such benefits are being provided to Executive by another insurance carrier.

3. Schedule I to the Agreement shall be amended by inserting the following table in lieu of the table contained therein:

Deal Consideration Per Share	Payment to Executive
Less than or equal to $[**] per share	.25% of the Total Deal Consideration
Greater than $[**] but less than or equal to $[**] per share	.625% of the Total Deal Consideration
Greater than $[**] but less than or equal to $[**] per share	.75% of the Total Deal Consideration
Greater than $[**] per share but less than or equal to $[**] per share	.875% of the Total Deal Consideration
Greater than $[**] per share	1% of the Total Deal Consideration

4. The Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the Parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

5. Upon execution of this Amendment by the Parties, on and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

6. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law.

7. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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THE UNDERSIGNED` have executed this Amendment effective as of the date first written above.

COMPANY: NMT Medical, Inc.

By:	/s/ John E. Ahern
John E. Ahern President and Chief Executive Officer

EXECUTIVE:

/s/ Richard E. Davis Richard E. Davis